                JOINT VENTURE INTEREST PURCHASE AGREEMENT

     THIS JOINT VENTURE INTEREST PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 31st day of October, 1996 (the "Effective Date"), by and between PRUTECH RESEARCH AND DEVELOPMENT PARTNERSHIP, a California limited partnership whose sole general partner is R&D Funding Corp., a Delaware corporation ("Seller"), and AMERICAN SOFTWARE, INC., a Georgia corporation ("Buyer").


                      BACKGROUND INFORMATION

       A. Pursuant to the Joint Venture Agreement of Prutech-American (as amended by that certain First Amendment to Joint Venture Agreement of Prutech-American, dated December 28, 1984, the "Joint Venture Agreement"), made and entered into as of the 29th day of December, 1983, between Buyer and Seller, Buyer and Seller formed Prutech-American to manufacture and market certain existing mainframe software products (as more particularly described in the Joint Venture Agreement) and to conduct research into and to design, develop, produce, and, market certain new computer software (as more particularly described in the Joint Venture Agreement).

     B.   Immediately following the formation of the Joint
 Venture, Buyer and Seller caused the Joint Venture to enter into the following agreements to effectuate its purposes, as described above (all such agreements are hereinafter collectively referred to as the "Ancillary Agreements"):

          (i)  Base Technology Agreement, dated as of December
           29, 1983, by and between Buyer and the Joint Venture, as amended by that certain First Amendment to Base
           Technology Agreement, dated December 28, 1984;

          (ii) Contract for Research and Development, dated as of December 29, 1983, by and between American Software Research and Development Corp. and the Joint Venture, as amended by that certain First Amendment to Contract for Research and Development, dated December 28, 1984, and as guaranteed by that certain Guaranty from Buyer in favor of the Joint Venture, dated as of December 29, 1983; and

          (iii)     Agreement for License or Sale of
           Technology, dated as of December 29, 1983, by and between Buyer and the Joint Venture, as amended by that certain First Amendment to Agreement for License or Sale of Technology, dated December 28, 1984.

     C. Seller proposes to sell and assign to Buyer, and Buyer proposes to purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, Seller's entire right, title, and interest in the Joint Venture ("Seller's Interest"), including (i) Seller's entire economic and ownership interest in the Joint Venture, including any and all rights to distributions of money and/or property, whether accrued or unaccrued, and regardless of whether currently owed or owing to Seller, and (ii) to the extent such rights may exist, any right, title, and interest of Seller in any real or personal property of the Joint Venture, including without limitation, Intellectual Property Rights (as hereinafter defined) of the Joint Venture.

     D. In connection with Seller's sale and assignment of Seller's Interest, Seller and Buyer agree to dissolve the Joint Venture as of the Effective Date and commence the winding up of its affairs pursuant to Section 9.01(c) of the Joint Venture Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual benefits contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Sale and Purchase. On November 6, 1996 (the "Closing Date"), but effective as of the Effective Date, Seller agrees to sell, assign, and transfer to Buyer, and Buyer agrees to purchase from Seller, Seller's Interest upon the terms and subject to the conditions hereinafter set forth. On the Closing Date, Seller shall execute and deliver to Buyer the Bill of Sale and Assignment of Joint Venture Interest (the "Bill of Sale and Assignment"), in the form of Exhibit "A", attached hereto and incorporated herein by reference, pursuant to which Seller shall assign and deliver Seller's Interest to Buyer. The parties expressly acknowledge and agree that the terms set forth in this Agreement deviate from the purchase option terms in favor of Buyer set forth in Section 8 of the Joint Venture Agreement, and the parties expressly waive any rights or obligations arising out of such Section of the Joint Venture Agreement.

     2. Purchase Price. The purchase price for Seller's Interest is the sum of Five Hundred Fifty Thousand and No/100 Dollars ($550,000.00) to be paid by Buyer to Seller on the Closing Date, in cash or by wire transfer of immediately available funds pursuant to wire instructions from Seller attached hereto as Exhibit "B".

 3.  Representations and Warranties by Seller.   As an
 inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

     3.1 Organization. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of California and has the requisite partnership power to consummate the transactions contemplated herein.

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     3.2  Authorization.    Seller has full partnership power
 and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and the execution, delivery, and performance of this Agreement by Seller has been duly authorized by all necessary partnership action. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution, and delivery by Buyer, constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     3.3 Seller's Interest. At the closing of the transactions contemplated by this Agreement, Seller will transfer to Buyer good, valid, and marketable title to Seller's Interest, free and clear of all liens, charges, claims, encumbrances, and restrictions.

     3.4 No Conflict. Neither the execution, delivery, and performance of this Agreement nor the consummation by Seller of the transactions contemplated hereby (i) conflicts with, violates, causes a default under, or, to Seller's knowledge, requires consent, authorization, or approval under (A) any law, regulation, order, writ, injunction, decree, determination, or award by any court, governmental department, board, or agency,
 (B) the Partnership Agreement or Certificate of Partnership of Seller, or (C) any contract, agreement, instrument, mortgage, note, lease, or other arrangement to which Seller is a party or by which Seller, Seller's Interest, or any of Seller's property may be bound; or (ii) results in the creation of any lien, charge, claim, encumbrance, or restriction upon Seller's Interest or any of the assets of Seller.

     3.5 Litigation. There is no action, suit, or proceeding pending or, to the knowledge of Seller, investigation pending or action, suit, proceeding, or investigation threatened, against or affecting Seller which would affect the ability of Seller to transfer Seller's Interest to Buyer.

     3.6  Intellectual Property Rights.

          (a) It is the intent of the parties that Seller's Interest shall expressly include, to the extent such rights may exist by law or agreement, all right, title, and interest of Seller in any real or personal property of the Joint Venture, including, without limitation, all Intellectual Property Rights (as hereinafter defined) owned or used by Buyer or the Joint Venture with respect to the business of the Joint
Venture, including, without limitation, those
Intellectual Property Rights arising out of or relating to the Ancillary Agreements, and, effective as of the Effective Date, Seller claims no rights of ownership, license, or use over such Intellectual
Property Rights, and Seller makes no representations or warranties regarding the Intellectual Property
Rights.  For purposes hereof, "Intellectual
Property Rights" means (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application, (ii) ideas and conceptions or potentially patentable subject matter, (iii) national and multinational statutory invention registrations, patents, patent registrations, and patent

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
     applications, and all rights therein, (iv) trademarks, service marks, trade dress, logos, and trade names, whether or not registered, including all common law rights thereto, (v) copyrights (registered or otherwise) and registrations and applications for registration thereof and all rights therein, (vi) computer software
     (including, without limitation, "Research
     Products", "Existing Products", and
     "Derivatives", as such terms are defined in the Joint Venture Agreement and the Ancillary Agreements), including source codes, operating systems and specifications, data, data bases, files, documentation, and other materials related thereto,
     (vii) trade secrets and confidential, technical, and business information, (viii) whether or not confidential, all technology (including, without limitations, all "Technology" as defined in the Joint Venture Agreement), including, without limitation, know-how and show-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (ix) copies and tangible embodiments of all of the foregoing, regardless of form or medium, and (x) all revenues derived by Buyer, Seller or the Joint Venture from any sale, license, or lease of all of the foregoing, including without limitation "Sales and Licensing Income", as such term is defined in the Ancillary Agreements.

          (b) Seller shall, and shall use reasonable efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Buyer, and not use in any manner whatsoever, any confidential information remaining in its possession concerning the Joint Venture and its Intellectual Property Rights (except those Intellectual Property Rights identified in subsection (a)(x) above, which items may be reported by Seller to its equity participants and as otherwise required by regulatory authorities and governmental agencies). Seller shall promptly destroy all materials remaining in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof. The foregoing notwithstanding, Seller may disclose confidential information (a) where necessary to any regulatory authorities or governmental agencies pursuant to legal process or (b) if required by court order or decree. For purposes of this Agreement, information shall not be deemed confidential (a) to the extent that such information is available from public sources; (b) if such information is received from a third party not under an obligation to keep such information confidential; or (c) if the recipient can conclusively demonstrate that such information was independently developed by the recipient.

     3.7  Tax Matters.   All federal, state, and local returns,
 declarations, reports, or statements filed by Seller, or caused to be filed by Seller, in the name of or on behalf of the Joint Venture have been timely filed. In acting as tax matters partner for the Joint Venture, pursuant to Section 4.05 of the Joint Venture Agreement, Seller has not negligently prepared, distributed,

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 or filed any tax returns or tax information reports
 either on behalf of the Joint Venture, Buyer, Seller, or Seller's partners and limited partners. The last filing for federal and state income taxes was for the year ending December
 31, 1995. To the knowledge of Seller, there are no federal, state, or local tax liens upon any property of the Joint
 Venture.

 4.  Representations and Warranties by Buyer.   As an inducement
 to Seller to enter into this Agreement, Buyer represents and warrants to Seller as follows:

     4.1 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has the requisite corporate power to consummate the transactions contemplated herein.

     4.2 Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and the execution, delivery, and performance of this Agreement by Buyer has been duly authorized by all necessary corporate actions. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery by Seller, constitutes the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

     4.3  No Conflict.   Neither the execution, delivery, and
 performance of this Agreement nor the consummation by Buyer of the transactions contemplated hereby conflicts with, violates, or causes a default under, or, to Buyer's knowledge, requires consent, authorization, or approval under (i) any law, regulation, order, writ, injunction, decree, determination, or award by any court, governmental department, board, or agency,
 (ii) the Articles of Incorporation or By-Laws of Buyer, or (iii) any contract, agreement, instrument, mortgage, note, lease, or other arrangement to which Buyer is a party or by which Buyer or any of Buyer's property may be bound.

 5.  Indemnification.

     5.1 Indemnification by Seller. Upon consummation of the closing of the transactions contemplated in this Agreement, Seller shall indemnify, defend, and hold harmless Buyer and its successors and assigns and the shareholders, directors, officers, employees, and agents of each (collectively, the "Buyer Group"), at, and at any time after, the Effective Date, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other reasonable expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), imposed upon, or incurred by the Buyer Group by reason of, resulting from or arising in connection with any breach of any representation or warranty of Seller expressly contained in this Agreement or the Bill of Sale and Assignment, excluding those liabilities arising out of Buyer's indemnification obligation under Section 5.2

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 below or otherwise owing to Buyer's fraud, bad faith, willful misconduct, or gross negligence.

     5.2  Indemnification by Buyer.   Upon consummation of the
 closing of the transactions
 contemplated in this Agreement, Buyer shall indemnify, defend, and hold harmless Seller and its successors and assigns and the partners, directors, officers, employees and agents of each (collectively, the "Seller Group"), at, and at any time after, the Effective Date, from and against any and all Losses imposed upon or incurred by the Seller Group by reason of, resulting from or arising in connection with (i) any breach of any representation or warranty of Buyer expressly contained in this Agreement, (ii) all responsibilities and liabilities of the Joint Venture, whether accrued or unaccrued, and regardless of when arising, excluding those liabilities arising out of Seller's indemnification obligation under Section 5.1 above or otherwise owing to Seller's fraud, bad faith, willful misconduct, or gross negligence, and (iii) Buyer's negligent preparation, distribution, or filing of any tax return to be prepared, distributed or filed by Buyer pursuant to Section 6 below.

     5.3 Mutual Release. Upon consummation of the closing of the transactions contemplated in this Agreement, each of Seller and Buyer hereby agrees to the complete discharge, settlement, and release of all claims, rights, causes of actions, suits, matters and issues, whether known or unknown, accrued or unaccrued, that either party may have, could have had, or in the future might acquire in any court or proceeding (including, but not limited to, any claims arising under federal or state law relating to breach of contract, whether relating to the payment of funds or otherwise), whether individual, class, derivative, representative, legal, equitable, or any type or in any other capacity against the other party hereto or any of its respective associates, affiliates, subsidiaries, present or former officers, directors, employees, attorneys, financial advisors or other advisors or agents, heirs, executors, personal representatives, estates, administrators, and successors and assigns (collectively, the "Released Persons") which have arisen, could have arisen, arise now or hereafter arise of, or relate in any way to the rights or obligations of either party under one or more of the Joint Venture Agreement, the Ancillary Agreements and any other agreements or documents executed or delivered by either party in connection therewith (collectively, the "Settled Claims"); provided, however, that the Settled Claims shall not include the rights of either party to enforce the terms of this Agreement. Each party is hereby forever barred and enjoined from commencing or prosecuting any action asserting any claims, either directly, representatively, derivatively or in any other capacity, against the other party or any other Released Persons, which have been or could have been asserted, or which arise out of or relate in any way to, the Settled Claims.

 6.  Dissolution of the Joint Venture.   By execution hereof,
 Buyer and Seller (i) elect to immediately dissolve the Joint Venture pursuant to Section 9.01(c) of the Joint Venture Agreement, and (ii) acknowledge and consent to the termination, as of the Effective Date, of the Ancillary Agreements. Seller hereby authorizes Buyer to take any and all actions which Buyer deems necessary or appropriate to wind up the affairs of, and otherwise liquidate, the Joint

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 Venture as of the Effective Date.
 Buyer's and Seller's respective distributive shares of the Joint Venture's income, gain, loss, and deduction for calendar year 1996 shall be determined on the basis of an interim closing of all books of the Joint Venture as of the close of business on the Effective Date, and shall not be based upon a proration of such items for the entire taxable year. Buyer and Seller shall cooperate in the filing of all required federal, state, and local income tax returns and related returns and reports in a manner consistent with this paragraph. The foregoing notwithstanding, and notwithstanding anything to the contrary contained in the Joint Venture Agreement, Seller acknowledges and agrees that upon execution and delivery of this Agreement, Seller shall retain no interest in, and shall not be entitled to receive any distributions of money and/or property, whether accrued or unaccrued prior to the Effective Date. Seller acknowledges that Buyer's sole responsibility in connection with the liquidation of the Joint Venture shall be to provide Seller with a Form K-1 (and any other records required by law), and, upon request, a copy of the return for the taxable year ended October 31, 1996, which return shall be prepared in accordance with historical tax reporting practices for the Joint Venture indicating net income and the items thereof through the Effective Date.

 7.  Miscellaneous

     7.1  Survival.   Each representation and warranty contained
 herein or made pursuant hereto shall be deemed to be material and to have been relied upon, and shall survive (a) the execution and delivery of the Agreement for a period of six (6) years from the Closing Date, and (b) any investigation at any time made by or on behalf of any party hereto.

     7.2  Entire Agreement Amendment.   This Agreement, and the
 documents executed and delivered pursuant hereto, constitute the entire agreement between the parties with respect to the subject matter hereof, and may be amended only by a writing signed on behalf of each party.

     7.3  Notices.   Any notices or consents required or
 permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

     (a)  If to Seller:

          PruTech Research and Development Partnership
          c/o R&D Funding Corp.
          440 Mission Court, Suite 250
          Fremont, California 94539
          ATTN:  Michael S. Hasley

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

     (b)  If to Buyer:

          American Software, Inc.
          470 East Paces Ferry Road, N.E.
          Atlanta, Georgia  30305
          ATTN:  President

     7.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties any rights or remedies hereunder.

     7.5 Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of California.

     7.6       Counterparts.   This Agreement may be executed in two
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.7  Captions.   The section headings contained in this Agreement
are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     7.8  Further Action.   The parties shall execute and deliver all
documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including, without limitation, all actions necessary or appropriate, in the discretion of Buyer, to dissolve and liquidate the Joint Venture pursuant to Section 6 above.

     7.9  Expenses, Etc.   Except as otherwise provided in this
Agreement, whether or not the transactions contemplated by this Agreement are consummated, Seller and Buyer shall pay their own expenses and the fees and expenses of their counsel, financial advisors, accountants and other experts.

     7.10 No Waiver Remedies.   No failure on the part of any party
hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.


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     7.11 Severability.   Each provision of this Agreement is intended
to be severable, and if any term or provision of this Agreement is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              BUYER:
                              AMERICAN SOFTWARE, INC. a Georgia
                              corporation


                              By: /s/ Peter Pamplin
                                  ---------------------------------

                              Its: Controller
                                   --------------------------------

                              SELLER:
                              PRUTECH RESEARCH AND
                              DEVELOPMENT PARTNERSHIP,
                              a California limited partnership

                              By:  R&D Funding Corp., a Delaware
                              corporation

                              Its:  General Partner

                              By:   /s/ Michael S. Hasley
                                   ---------------------------------

                              Its:   President
                                   --------------------------------

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
                         EXHIBIT "A"

          BILL OF SALE OF ASSIGNMENT OF JOINT VENTURE INTEREST


     KNOW ALL MEN BY THESE PRESENTS THAT Prutech Research and
 Development Partnership ("Seller"), a California limited partnership whose sole general partner is R&D Funding Corp., a Delaware corporation, hereby warrants to American
 Software, Inc. ("Buyer"), a Georgia corporation, that
Seller is a joint venturer in Prutech-American (the "Joint Venture").

     THAT FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Seller does hereby sell, assign, transfer, convey, grant, bargain, set over, release, deliver, and confirm unto Buyer, its successors and assigns, Seller's entire right, title, and interest in the Joint Venture, including, to the extent such rights may exist, any right, title, and interest in any real or personal property of the Joint Venture, including without limitation, Intellectual Property Rights (as defined in the Joint Venture Interest Purchase Agreement (the "Agreement"), dated as of even date herewith, between Seller and
 Buyer) of the Joint Venture ("Seller's Interest"), free and clear of all liens, charges, claims, encumbrances, and restrictions, and Buyer hereby accepts Seller's Interest from Seller, TO
 HAVE AND TO HOLD the same unto Buyer, forever.

     IN WITNESS WHEREOF, Seller has caused this Assignment to be duly executed as of the 31st day of October, 1996.

                              PRUTECH RESEARCH AND
                              DEVELOPMENT PARTNERSHIP, a
                              California limited partnership

                              By:  R&D Funding Corp., a Delaware
                              corporation

                              Its:  General Partner

                              By: /s/ Michael S. Hasley
                                  --------------------------

                              Its: President
                                   -------------------------